Exhibit 10.1
ADVISORY AGREEMENT
This ADVISORY AGREEMENT (this “Agreement”) is made and entered into effective as of April 5, 2021 (the “Effective Date”), between Forward Air Corporation, a Tennessee corporation (the “Company”) and Michael Morris (the “Advisor”). The Company and the Advisor are sometimes referred to collectively as the “Parties” and each a “Party.”
RECITALS
WHEREAS, the Advisor served the Company as the Company’s Chief Financial Officer and Treasurer;
WHEREAS, on March 27, 2021, the Advisor stepped down as the Company’s Chief Financial Officer and Treasurer; and
WHEREAS, in order to assure and retain the availability of the Advisor’s experience and expertise pertaining to the Company during the Company’s transition to a new Chief Financial Officer (the “New CFO”), the Company desires to engage the Advisor to provide certain services to the Company and Advisor agrees to provide such services, each on the terms and subject to the conditions set forth below and in the Waiver and Acknowledgement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.Recitals. The Parties acknowledge and agree that the foregoing recitals are true and correct and are hereby incorporated by reference.
2.Engagement of Advisor. The Company hereby engages the Advisor as a consultant and the Advisor agrees to render advisory services in accordance with the terms and conditions hereinafter set forth.
3.Services. During the Advisory Term (as defined in Section 4), the Advisor shall provide services in an advisory capacity to both management and the Board as may be reasonably requested from time to time by the current Chief Executive Officer of the Company (collectively referred to herein as, the “Services”). Advisor shall perform the Services faithfully, industriously, and to the best of the Advisor’s ability, experience, and talents. During the Advisory Term, the Advisor shall be responsible for reasonably determining the method, details and means of performing the Services required under this Agreement. The Advisor shall at all times perform such Services and conduct his business and affairs in accordance with all applicable federal, state and local laws and regulations and all applicable Company policies and procedures.

4.Term. The term of this Agreement shall commence on April 5, 2021 (the “Commencement Date”) and shall continue for six (6) months unless terminated earlier pursuant to Section 9 (the duration of this Agreement referred to as, the “Advisory Term”).
5.Compensation.
(a)Fees. Upon the Commencement Date, and continuing through the end of the Advisory Term, the Company shall pay the Advisor a fixed monthly fee of $10,000, which such fee shall be reduced to $5,000 per month beginning in the month immediately following the commencement date of employment of the New CFO. All other fees paid hereunder will be prorated where applicable and payable to the Advisor within fifteen calendar days following each completed month of performance.
(b)Reimbursement of Expenses. The Advisor shall be reimbursed by the Company for business expenses actually incurred by him in providing the Services during the Advisory Term in accordance with the Company’s expense reimbursement policies in place for executive officers, as amended from time to time.
(c)Company Benefit Plans. The Advisor acknowledges that, for purposes of this Agreement and any and all Services to be provided during the Advisory Term the Advisor shall not be an employee of the Company and, subject to the provisions of this Section 5(d), will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans (the “Company Benefit Plans”). If for any reason the Advisor’s status is re-characterized by a third party to constitute employee status, the Advisor shall not be eligible to participate in or receive any benefit or right as a Company employee under any Company Benefit Plan.
(d)Following the termination of this Agreement, Advisor will retain the computer docking station, monitor, keyboard and mouse currently in his possession and in use in his home office, but he either has or will return all other Company property of any kind.
6.Independent Contractor. The Advisor acknowledges that he shall be an independent contractor and he shall therefore be responsible for the payment of all income and payroll taxes relating to the Services. The Advisor further agrees to defend and indemnify the Company against any loss, costs, damages or liabilities, including reasonable attorneys’ fees (“Losses”) that the Company may incur as a result of any breach of the Advisor’s obligations under this paragraph.
7.Cooperation. From and after the Advisory Term, the Advisor shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring prior to or during the Advisory Term, provided, that the Company shall reimburse the Advisor for his reasonable costs and expenses (including legal counsel selected by the Advisor and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden the Advisor or unreasonably interfere with any subsequent employment or engagement that the Advisor may undertake.
8.Termination.     The Company may terminate this Agreement and Advisor’s Services hereunder at any time. In the event of any termination of this Agreement and the Advisor’s Services hereunder by the Company or the Advisor for any reason, the Company shall be responsible for any compensation owed to the Advisor under Section 5 for any Services rendered prior to the effective date of such termination. Within five days any termination of this Agreement, the Advisor shall deliver to the Company all Company property.
9.Indemnification.
(a)General. The Company shall indemnify and advance Expenses to Advisor in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed Proceeding whether civil, criminal, administrative or investigative, direct or derivative, other than one initiated directly by Advisor, and which arises out of or is related to service by Advisor under this Agreement; provided, however that such definition shall exclude a Proceeding by which Advisor seeks to enforce his or her rights under this Agreement; and provided further, that such definition shall also exclude a Proceeding as to which the Advisor shall have been finally adjudged to be liable to the Company (a “Proceeding”). “Expenses” shall mean all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, reasonable and necessary travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding, for which reasonable and appropriate documentation is presented to the Company in accordance with the Company’s standard policies and procedures for submission and reimbursement of business expenses.
(b)Proceedings. Subject to the terms and conditions of this Agreement, the Company shall indemnify Advisor against Expenses, judgments, penalties, fines and amounts paid in settlements actually and reasonably incurred by Advisor or on Advisor’s behalf in connection with such Proceeding or any claim, issue or matter therein. The Company may through counsel of its choosing participate with Advisor in the defense in a claim in any Proceeding. If the Company elects to participate with Advisor in the defense a claim, the Company shall be responsible for the costs of its legal counsel. Advisor shall not agree to or enter into any settlement or consent decree with respect to any claim without providing the Company’s prior written consent, which consent is not to be unreasonably withheld.

10.Miscellaneous.
(a)The Advisor shall not have the right to assign or otherwise transfer his rights or obligations under this Agreement, and any purported assignment or transfer by the Advisor shall be null and void from the initial date of the purported assignment or transfer. The Company and the Advisor agree that the Company may assign this Agreement to (i) any Company Affiliate or (ii) any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.
(b)No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to the Advisor by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and the Advisor is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.
(c)No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
(d)If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.
(e)This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(f)The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.
(g)This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Tennessee. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Tennessee. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
11.Notices.    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:

Forward Air Corporation
4370 Old Dixie Road
Hapeville, GA 30354
Attn: Chief Legal Officer

If to the Advisor, to the most recent address on file with the Company or to such other names or addresses as the Company or the Advisor, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 11.

12.Section 409A.    The Company and the Advisor agree that it is reasonably anticipated that Advisor’s Services hereunder will require the Advisor to render Services each month at a level that will not exceed 20% of the average level of the Advisor’s Services as an employee of the Company over the preceding 36-month period prior to the Employment End Date. The parties acknowledge that, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Advisor will have undergone a “separation from service,” within the meaning of Section 409A of the Code, from the Company upon the Advisor’s Employment End Date. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section

409A of the Code, Advisor’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Advisor. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code and the Company, shall not have any liability to Advisor with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the preface hereof.

FORWARD AIR CORPORATION

By:	/s/ Thomas Schmitt
Name:	Thomas Schmitt
Title:	President and Chief Executive Officer

ADVISOR

/s/ Michael J. Morris
Michael J. Morris